Exhibit 10.9


                              ADDENDUM TO SUBLEASE
                                 BY AND BETWEEN
                           E-LOAN, INC. AND PAGOO INC.
                              DATED OCTOBER 18,2000

12.1   EARLY OCCUPANCY:

After full execution of lease and Master Lessor written consent and Sublessee providing proof of insurance, Sublessor shall permit Sublessee early access for installation of personal equipment, prior to lease commencement, provided that all terms and condition of the lease shall apply except no rent shall be due until lease commencement.

12.2   INITIAL PREMISES:

Approximately 22,579 square feet representing the easterly portion, excepting the room identified as the training room (Room 108) which Sublessor shall have reasonable access to, of 5875 Arnold Road, Suite 200, Dublin, CA 94568; provided that Sublessor shall have reasonable access and scheduling priority to that portion of the premises identified as conference room (Room, 111, 112 & 113) on the attached Exhibit A for 15 days per month. In addition, Sublessor shall have the right to construct a room within the server room (Room 109 on the floor plan) not to exceed 8 x 8 and that space shall be reserved for the exclusive use and access of Sublessor to house their communications equipment.

12.3   RIGHT TO RECAPTURE:

Sublessor shall have 10 days from written notification of agreed to business terms to recapture any space Sublessee proposes to sublease.

12.4   HOLDING OVER:

Sublessee shall have the right to continue Sub-Leasing the premises on a month to month basis should Sublessor decide to not occupy the premises at the end of the Sublease term. Such extensions shall be on the same terms and conditions including rent as those contained in the original Sub-Lease Agreement, provided however, Sublessor shall have the right to terminate the lease at any time following May 31, 2002 with not less than 90 days written notice at any time.

12.5   RENT SCHEDULE:

                     11/15/00 to 10/31/01 - $3.12 per square foot per month ($70,446.48 per month)

                     11/1/01 to 10/31/02 - $3.17 per square foot per month (71,575.43 per month)

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                                                                    Exhibit 10.9


                     Beginning with 11/1/02 and at the commencement of each 12-month period thereafter, the rent shall increase by $0.05 per square foot.

12.6   OPERATING EXPENSES:

For purposes of this lease Sublessor shall provide all outside maintenance, janitor and utilities (except Sublessee shall obtain their own refuse service and refuse containers) as part of the monthly rental amount, for purposes of calculating rent set forth above, operating expenses of CAM, Utilities, and Janitor are estimated to be $0.81 per square foot per month. For purposes of calculating the gross rental amount, the cost of services component has been computed on a monthly basis as follows and will be reconciled to actual each quarter by payment to the Sublessor, or credit to the Sublessee within 30 days of written notice of such reconciliation.

                        CAM               $0.41
                        Utilities         $0.30
                        Janitor           $0.10
                                          -----
                                                $0.81 ($9.72 per year)

12.7   TENANT IMPROVEMENTS:

       (a) Sublessor shall complete all in process work including restrooms and demising wall.

       (b) Sublessee accepts the space "as is" in broom clean condition, subject to (a).

       (c)    Sublessor is responsible for ADA and building code compliance.

12.8   FURNITURE & PERSONAL PROPERTY:

As part of the Sub-Lease, Sublessor leases to Sublessee all furniture, cubicles and personal property located within the premises. At all times during the Sub-Lease and any extensions, Sublessee shall have the sole use of all furniture, cubicles and personal property located within the premises. Prior to lease commencement, an inventory statement of condition of all such furniture and personal property included in this sublease shall be agreed to by both parties in writing. Sublessee shall be responsible for maintenance of furniture and cubicles during the lease and any extensions. Any building or furniture modification must be submitted in writing and be subject to written approval by E-Loan.

12.9   PARKING:

Parking will be as provided in master lease based on square feet leased.

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                                                                    Exhibit 10.9


12.10  ACCESS/HOURS OF OPERATION:

Sublessee shall have access to and use of the Premises on a 24-hour, 7 days per week, and fifty-two-- (52) week's per year basis, No additional charges will be made for such use except the pro rata amount stated in the operating expense adjustment.

12.11  SIGNAGE:

Sublessee shall be allowed to have signage as permitted by building ownership and City of Dublin Code subject to approval of E-Loan which shall not be unreasonably withhold.

12.13  TELECOMMUNICATIONS:

All telecommunications services to premises for the use of Sublessee shall be the responsibility of the Sublessee. At no time will Sublessor telecom facilities be available for use by Sublessee.

12.14  SECURITY DEPOSIT:

Sublessee will provide a security deposit equal to six (6) months rent, 3 months in cash ($211,339.44) and 3 months in the form of a letter of credit ($211,339.44) by an acceptable bank. Sublessee to provide additional Information on 4Q financing and audited financials if available prior to lease commencement. Sublessee to provide quarterly financial statements to Sublessor certified as accurate in accordance with GAAP. In the event the amount of available cash (which shall include current and net available third party financing) as shown on such quarterly financial statements is below $2 million Sublessee shall have thirty (30) days to cure such deficiency after written notification from Sublessor, and if such deficiency continues beyond said, thirty (30) days, Sublessor shall have the right at its discretion to terminate this Sublease and remove Sublessee and in addition, Sublessee shall provide monthly reports to Sublessor until such time as available cash exceeds $2 million for a 90 day period,

12.16  INSURANCE:

Subtenant shall be required to carry the same insurance coverage as Sublessor.

12.18  OBLIGATIONS:

Notwithstanding the provisions of the Sublease, the following provisions of the Lease are not incorporated herein: Basic Lease Information, Sections 2.1, 3.1, first paragraph of 3.3.2, 3,3.2.3, the operating expense limitations in 6.1, 7, 19, 21, Exhibits A and B,

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                                                                    Exhibit 10.9


First Amendment and Second Amendment. In the event of any inconsistency between the Sublease form and this Addendum, the provisions of this Addendum shall govern.

E-LOAN, INC. /S/ FMS                        (INITIAL)
            --------------------------------

PAGOO INC.  /S/ LSD                         (INITIAL)
            --------------------------------

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